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                                                                       EXHIBIT 5



                                 May 1, 1998


Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia  20191

Gentlemen:

         I am general counsel of CyberCash, Inc., a Delaware corporation (the "Company"), and am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 380,000 shares of the Common Stock, $0.001 par value, of the Company ("Common Stock") which may be issued pursuant to the exercise of options granted under the ICVERIFY, Inc. 1995 Stock Option Plan (the "Plan") and assumed by the Company (the "Assumed Options") pursuant to the Agreement and Plan of Reorganization dated as of April 8, 1998 (the "Merger Agreement"), by and among the Company, CyberCash Acquisition Corporation, and ICVERIFY, Inc.

         I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I express no opinion concerning any law other than the corporation laws of the State of Delaware. As to matters of Delaware corporation law, I have based my opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

         Based on such examination, I am of the opinion that the 380,000 shares of Common Stock which may be issued upon the exercise of the Assumed Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Assumed Options and the Plan, will be validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said Registration Statement.

                                             Very truly yours,

                                             /s/ RUSSELL B. STEVENSON, JR.

                                             Russell B. Stevenson, Jr.
                                             General Counsel, CyberCash, Inc.